As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

Supplement No. 1 dated June 23, 2026

(To Prospectus Supplement (Variable Rate Series A Perpetual Stretch Preferred Stock Annex) dated March 23, 2026, Base Prospectus Supplement Dated November 4, 2025, as supplemented by Supplement No. 1 thereto dated March 23, 2026 and Supplement No. 2 thereto dated May 6, 2026, and Prospectus Dated January 27, 2025)

SERIES A PERPETUAL STRETCH PREFERRED STOCK ANNEX

Up to $21,000,000,000

Variable Rate Series A Perpetual Stretch Preferred Stock

This prospectus supplement (“Supplement No.1 to the STRC Stock Annex”) relates to the offer and sale of shares of our Variable Rate Series A Perpetual Stretch Preferred Stock (the “STRC Stock”) and supplements and amends the prospectus supplement annex relating to the sale of our STRC Stock that we filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2026 (the “STRC Stock Annex”). The shares of STRC Stock offered pursuant to the STRC Stock Annex are among the securities described in the base prospectus supplement dated November 4, 2025, that we filed with the SEC on such date, as supplemented by the supplements to the base prospectus supplement dated March 23, 2026 and May 6, 2026 (as supplemented, the “base prospectus supplement”) and a prospectus dated January 27, 2025. This Supplement No. 1 to the STRC Stock Annex should be read in conjunction with the STRC Stock Annex, that accompanying base prospectus supplement and prospectus and the contents of that accompanying base prospectus supplement and prospectus are incorporated by reference into the STRC Stock Annex. To the extent the information in this Supplement No. 1 to the STRC Stock Annex is inconsistent with the information contained in the STRC Stock Annex, the information in this Supplement No. 1 to the STRC Stock Annex supersedes such information. Except as set forth herein, the STRC Stock Annex, the base prospectus supplement and the accompanying prospectus remain unchanged.

This Supplement No. 1 to the STRC Stock Annex is being filed to reflect that on June 15, 2026, we filed an Amended and Restated Certificate of Designations of the STRC Stock (the “Amended and Restated STRC Certificate of Designations”), with the Secretary of State of the State of Delaware, which will become effective on June 30, 2026. The filing of the Amended and Restated STRC Certificate of Designations was approved at our 2026 Annual Meeting of Stockholders held on June 8, 2026 by the affirmative vote of a majority of the voting power of each of the outstanding shares of STRC Stock and outstanding shares of common stock. The Amended and Restated STRC Certificate of Designations amends the dividend payment cadence provisions of the Certificate of Designations of the STRC Stock such that, together with conforming and related changes, declared regular dividends on the STRC Stock will be paid two times per month (instead of once per month) (such changes, collectively, the “STRC Dividend Amendment”).

Our STRC Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRC.” On June 23, 2026, the last reported sale price of our STRC Stock on The Nasdaq Global Select Market was $87.31 per share.

Our business and an investment in the STRC Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-8 of the STRC Stock Annex, under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, and in the documents incorporated by reference into the accompanying base prospectus supplement and prospectus.

Neither the SEC nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1 to the STRC Stock Annex, the STRC Stock Annex, the accompanying base prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

TD Securities	Benchmark, a StoneX company	StoneX	A.G.P.

Barclays	BTIG	Canaccord Genuity	Cantor

Clear Street	Compass Point	H.C. Wainwright & Co.	Keefe, Bruyette & Woods A Stifel Company

Maxim Group LLC	Mizuho	Moelis & Company	Morgan Stanley

Santander	SG Americas Securities, LLC	Texas Capital Securities

The date of this Supplement is June 23, 2026.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this Supplement No. 1 to the STRC Stock Annex in conjunction with the STRC Stock Annex, the accompanying base prospectus supplement (and supplements No. 1 and No. 2 thereto) and the prospectus dated January 27, 2025. The STRC Stock Annex contains the specific terms of the STRC Stock (the description of which is being amended hereby) and of our at-the-market offering of up to $21,000,000,000 of shares of our STRC Stock, and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in the STRC Stock Annex.

You may access the STRC Stock Annex and the accompanying base prospectus supplement (and supplements No. 1 and No. 2 thereto) and the prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

STRC Stock Annex:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118796/d101356d424b5.htm
Base Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118657/d110473d424b2.htm
Supplement No. 2:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526208982/d36173d424b3.htm
Prospectus:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525012707/d608278ds3asr.htm

AMENDMENTS TO THE STRC STOCK ANNEX

In connection with the effectiveness of the STRC Dividend Amendment, the STRC Stock Annex is hereby amended as set forth below. Each provision set forth below shall replace, in its entirety, the corresponding provision of the STRC Stock Annex.

1. Cover page — STRC Stock.

The following paragraph shall replace, in its entirety, the third paragraph on the cover page of the STRC Stock Annex under the heading “STRC STOCK”:

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate that is described more fully below and elsewhere in this STRC Stock Annex. Regular dividends, if any, on the STRC Stock will accumulate on the stated amount thereof, which is $100 per share of STRC Stock, and will be payable when, as and if declared by our “board of directors” (as defined in this STRC Stock Annex), out of funds legally available for their payment, semi-monthly in arrears on the 15th calendar day and the last calendar day of each calendar month.

2. “The Offering” — Regular Dividend Payment Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Dividend Payment Dates” under the heading “The Offering” in the STRC Stock Annex:

The 15th calendar day of each calendar month and the last calendar day of each calendar month.

3. “The Offering” — Regular Record Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Record Dates” under the heading “The Offering” in the STRC Stock Annex:

With respect to a regular dividend payment date that occurs on the 15th calendar day of a calendar month, the last calendar day of the prior calendar month; and, with respect to a regular dividend payment date that occurs on the last calendar day of a calendar month, the 15th calendar day of such calendar month.

4. “The Offering” — Regular Dividends (payment frequency).

The following paragraphs shall replace, in their entirety, the first three paragraphs opposite the caption “Regular Dividends” under the heading “The Offering” in the STRC Stock Annex:

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate per annum, calculated in the manner described below, on the stated amount thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described in this STRC Stock Annex, regular dividends will be payable when, as and if declared by our board of directors, out of funds legally available for their payment, semi-monthly in arrears on each regular dividend payment date to the preferred stockholders of record as of the close of business on the regular record date immediately preceding the applicable regular dividend payment date.

The rate per annum (which we refer to as the “regular dividend rate per annum”) at which regular dividends accumulate on the STRC Stock for the “regular dividend period” (as defined in this STRC Stock Annex) from, and including, the calendar day after June 30, 2026 to, and including, July 15, 2026, will be a rate per annum equal to the rate per annum that applied to the immediately preceding period from, and including, the calendar day after May 31, 2026 to, and including, June 30, 2026. However, as described more fully below, we will have the right, in our sole and absolute discretion, to adjust the regular dividend rate per annum that applies to each period (each such period being referred to as the “reference period” for these purposes) that commences after July 15, 2026 and consists of the period from, and including, the calendar day after the 15th calendar day of a calendar month to, and including, the 15th calendar day of the next calendar month. To make such election, we must provide notice of the adjusted regular dividend rate per annum to preferred stockholders before the first business day of the regular dividend period immediately preceding such reference period. We will be permitted to provide such notice in the manner described in the STRC Stock Annex under the caption “Description of STRC Stock—Notices,” or in a press release issued through such national newswire service as we then use, or by publishing the same through such other widely disseminated public medium as we then use, including our website. If we do not timely provide such notice, then the regular dividend rate per annum that applies to such reference period will be the regular dividend rate per annum that applies to the immediately preceding reference period.

If we elect to adjust the regular dividend rate per annum in the manner described above, then the adjusted regular dividend rate will be a rate that we will choose in our sole and absolute discretion. However, we are not permitted to reduce the regular dividend rate per annum that will apply to a reference period (i) by more than the following amount from the regular dividend rate per annum applicable to the prior reference period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the “monthly SOFR per annum” (as defined in this STRC Stock Annex) on the first business day of the third regular dividend period immediately preceding such reference period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the third regular dividend period immediately preceding such reference period to, and including, the last business day of the second regular dividend period immediately preceding such reference period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next regular dividend rate.

5. “The Offering” — Regular Dividends (compounded dividends).

The following paragraph shall replace, in its entirety, the seventh paragraph opposite the caption “Regular Dividends” under the heading “The Offering” in the STRC Stock Annex:

If any accumulated regular dividend (or any portion thereof) on the STRC Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded semi-monthly at the regular dividend rate per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, and including, the date the same, including all compounded dividends thereon, is paid in full.

6. “Description of STRC Stock — Regular Dividends — Generally” (payment frequency).

The following sentence shall replace, in its entirety, the second sentence in the first paragraph under the sub-caption “Generally” under the caption “Regular Dividends” in the STRC Stock Annex:

Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “-Definitions”), out of funds legally available for their payment, semi-monthly in arrears on each “regular dividend payment date” (as defined below under the caption “-Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “-Definitions”) immediately preceding the applicable regular dividend payment date.

7. “Description of STRC Stock — Regular Dividends — Generally” (transition; June 2026 dividend).

The following sentence is added at the end of the first paragraph under the sub-caption “Generally” in the STRC Stock Annex:

Notwithstanding anything to the contrary in this STRC Stock Annex, the regular dividend payable in respect of the regular dividend occurring on June 30, 2026 (the “June 2026 dividend”) will be calculated and paid and, to the extent applicable, accumulate, in the manner set forth in the original certificate of designations, the applicable terms of which are incorporated by reference solely for purposes of the June 2026 dividend.

8. “Description of STRC Stock — Regular Dividends — Generally” (dividend rate).

The following sentence shall replace, in its entirety, the first sentence of the second paragraph under the sub-caption “Generally” in the STRC Stock Annex (and the term “monthly regular dividend rate per annum” is renamed throughout the STRC Stock Annex as provided in item 12 below):

The rate per annum at which regular dividends accumulate on the STRC Stock for any “regular dividend period” (as defined below under the caption “-Definitions”) is the “regular dividend rate per annum” (as defined below under the caption “-Definitions”) for such regular dividend period.

9. “Description of STRC Stock — Regular Dividends — Generally” (compounded dividends).

The following sentence shall replace, in its entirety, the first sentence of the third paragraph under the sub-caption “Generally” in the STRC Stock Annex:

If any accumulated regular dividend (or any portion thereof) on the STRC Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded semi-monthly on each subsequent regular dividend payment date at the regular dividend rate per annum applicable to the relevant regular dividend period, from, and including, the calendar day after such regular dividend payment date to, and including, the date the same, including all compounded dividends thereon, is paid in full.

10. “Description of STRC Stock — Regular Dividends — Generally” (computation of accumulated regular dividends).

The following shall replace, in its entirety, the fourth paragraph under the sub-caption “Generally” in the STRC Stock Annex:

Accumulated regular dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months; provided, however, that, for these purposes, the number of days in a regular dividend period that consists of either the period from, and including, the calendar day after the last calendar day of a calendar month to, and including, the 15th calendar day of the next calendar month, or the period from, and including, the calendar day after the 15th calendar day of a calendar month to, and including, the last calendar day of such calendar month, will be deemed to be 15. For the avoidance of doubt, pursuant to the proviso of the preceding sentence, and without giving effect to rounding or compounded dividends, the dollar amount of regular dividends that accumulate on one share of STRC Stock in respect of any full regular dividend period referred to in such proviso will be equal to one-twenty-fourth (1/24th) of the product of (x) the regular dividend rate per annum applicable to such regular dividend period; and (y) the stated amount per share of STRC Stock.

11. “Description of STRC Stock — Voting Rights” — “Certain Amendments Permitted Without Consent.”

The following shall replace, in its entirety, the second bullet under the sub-caption “Certain Amendments Permitted Without Consent” in the STRC Stock Annex:

•

conform the provisions of the certificate of designations or the certificates representing the STRC Stock to this “Description of STRC Stock” section, as supplemented by the related pricing term sheet and our proxy statement filed with the SEC on April 28, 2026;

12. “Description of STRC Stock — Definitions” — “Regular dividend payment date.”

The following definition shall replace, in its entirety, the definition of “Regular dividend payment date” in the STRC Stock Annex:

“Regular dividend payment date” means, with respect to any share of STRC Stock, the 15th calendar day of each calendar month and the last calendar day of each calendar month, with the first regular dividend payment date occurring after the amendment and restatement effective date being July 15, 2026 (or such other date specified in the certificate representing such share).

13. “Description of STRC Stock — Definitions” — “Regular dividend period.”

The following definition shall replace, in its entirety, the definition of “Regular dividend period” in the STRC Stock Annex:

“Regular dividend period” means each period from, and including, the calendar day after a regular dividend payment date to, and including, the next regular dividend payment date (it being understood, for the avoidance of doubt, that, for each share of STRC Stock that is outstanding on June 30, 2026, the regular dividend period therefor ending on, and including, July 15, 2026 will consist of the period from, and including, the calendar day after June 30, 2026 to, and including, July 15, 2026).

14. “Description of STRC Stock — Definitions” — “regular dividend rate per annum” (renames and replaces “monthly regular dividend rate per annum”).

Each reference in the STRC Stock Annex to the “monthly regular dividend rate per annum” is amended to refer to the “regular dividend rate per annum,” and the definition of “Monthly regular dividend rate per annum” is amended and restated in its entirety, and relabeled “Regular dividend rate per annum,” to read as follows:

“Regular dividend rate per annum” has the following meaning: (a) the regular dividend rate per annum applicable to the regular dividend period from, and including, the calendar day after June 30, 2026 to, and including, July 15, 2026, will be a rate per annum equal to the “monthly regular dividend rate per annum” (as defined in the original certificate of designations) that applied to the immediately preceding “regular dividend period” (as defined in the original certificate of designations) in accordance with the original certificate of designations; and (b) the regular dividend rate per annum applicable to each period (each such period being referred to as the “reference period” for purposes of this definition) thereafter from, and including, the calendar day after the 15th calendar day of a calendar month to, and including, the 15th calendar day of the next calendar month will be a rate per annum equal to the regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference period, unless we elect, in our sole and absolute discretion, by providing notice of the same to preferred stockholders before the first business day of the regular dividend period immediately preceding such reference period, a different regular dividend rate per annum to apply to such reference period, provided such different regular dividend rate per annum cannot be (i) negative; (ii) less than a rate per annum equal to the excess, if any, of (x) the regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference period, over (y) the sum of (A) 25 basis points; and (B) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the third (3rd) regular dividend period immediately preceding such reference period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the third (3rd) regular dividend period immediately preceding such reference period to, and including, the last business day of the second (2nd) regular dividend period immediately preceding such reference period; or (iii) less than the monthly SOFR per annum as of the business day immediately before the date on which we provide such notice. Notwithstanding anything to the contrary, we will not reduce the regular dividend rate per annum pursuant to clause (b) of the preceding sentence unless, at the time we provide the notice referred to in such clause, all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto). For the avoidance of doubt, for purposes of the preceding sentence, if such notice is sent on the last day of a regular dividend period, then such regular dividend period will not be considered to be “completed.” Notwithstanding anything to the contrary, the notice referred to in this definition must set forth the applicable regular dividend rate per annum and the regular dividend periods to which it applies, and such notice will be deemed to have been duly sent if either (a) it is sent in compliance with the provisions described in this STRC Stock Annex under the caption “-Notices”; or (b) the information required to be included in such notice is (i) set forth in a press release issued through such national newswire service as we then use or (ii) published through such other widely disseminated public medium as we then use, including our website.

15. “Description of STRC Stock — Definitions” — “Regular record date.”

The following definition shall replace, in its entirety, the definition of “Regular record date” in the STRC Stock Annex:

“Regular record date” has the following meaning with respect to a regular dividend payment date: (i) if such regular dividend payment date occurs on the 15th calendar day of a calendar month, the last calendar day of the prior calendar month; and (ii) if such regular dividend payment date occurs on the last calendar day of a calendar month, the 15th calendar day of such calendar month.

16. “Description of STRC Stock — Definitions” — new defined terms.

The following definitions are added, in alphabetical order, under the caption “-Definitions” in the STRC Stock Annex:

“Amendment and restatement effective date” means June 30, 2026.

“Original certificate of designations” means that certain certificate of designations of ours originally filed with the Secretary of State of the State of Delaware on July 29, 2025 relating to the STRC Stock.

FORWARD-LOOKING STATEMENTS

This Supplement No. 1 to the STRC Stock Annex, the STRC Stock Annex, the base prospectus supplement and the prospectus, and the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical facts, including statements concerning the STRC Dividend Amendment, the cadence and amount of future regular dividends and our intention to maintain the trading price of the STRC Stock at or near its stated amount of $100 per share, may be forward-looking statements. Words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “targeted,” “goal” and variations of such words or similar expressions are intended to identify forward-looking statements.

The forward-looking statements are not historical facts, are based upon our current expectations, beliefs, estimates and projections and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control, and are subject to a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements. These risks, uncertainties and other important factors include those described under the caption “Risk Factors” in the STRC Stock Annex and under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the SEC on May 6, 2026, each of which is incorporated by reference into the accompanying base prospectus supplement and prospectus. The forward-looking statements made herein relate only to events as of the date on which the statements are made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.